Contact: Bekki Witt, (503) 813-7282	Sept. 29, 2005 FOR IMMEDIATE RELEASE

Pacific Power says rate order issued

by OPUC is unfair, possibly illegal

SALEM, Ore.—PacifiCorp President and Chief Executive Officer Judi Johansen today expressed her extreme disappointment over an order issued yesterday by the Oregon Public Utility Commission (OPUC) in Pacific Power’s general rate case, vowing to “take all necessary steps to turn around the Commission’s ill-advised and possibly illegal decision to deny the company a fair return on its investments.”

The OPUC order in the case will lead to an overall price increase of about 3.2 percent for Pacific Power customers, effective October 4. But the order reduces the proposed increase by $26 million to account for tax deductions for costs that have never been borne by customers.

“To say we’re disappointed in this outcome is a serious understatement,” said Judi Johansen, president and CEO of Pacific Power. “In the face of rising energy costs, rising labor costs and growing demand for electricity, the Commission agreed to a fraction of what the company demonstrated it needs to serve Oregon customers. Through this order, the OPUC has clearly failed to discharge its duty to properly maintain healthy, reliable utilities in Oregon.”

Pacific Power filed the rate case in November 2004 to recover increases in operating costs, including fuel, purchased power, pension and health care costs. Pacific Power originally requested a 12.5 percent increase to rates, or $102 million, when it filed last November. Through corrections, updates and settlement agreements among the company, staff and customer groups, the request was adjusted to $52.5 million. The commission went into deliberations with $52.5 million as the stipulated request, and adjusted the amount downward to $25.9 million in yesterday’s order.

At the center of the downward adjustment is the OPUC’s interpretation and premature implementation of Senate Bill 408, legislation that would require an automatic adjustment to rates for taxes collected by utilities that are not paid to units of government. The OPUC opted to apply the recent bill’s preamble (nonbinding legislative language), or failing that, its “principles” in the rate case.

“SB 408, does not apply in a general rate case setting like this,” said Johansen. “This decision far oversteps the legislature’s directive in passing the bill. The Legislature clearly called for the application of SB 408 through mechanisms outside a general rate case, with the first adjustment to take place based on actual taxes collected and paid in 2006. Before the rules have even been promulgated by the Commission, it has taken the extraordinary step of arbitrarily applying an adjustment inconsistent with a plain reading of the bill.”

Pacific Power is thoroughly analyzing the OPUC’s order and is considering its full range of legal options.